 Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. COMPLETES ACQUISITION OF SALVATORE

FERRAGAMO FRAGRANCE BUSINESS AND LICENSE

New York, NY, October 4, 2021: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that its agreement with Salvatore Ferragamo S.p.A. (MTA: SFER), the parent company of the Salvatore Ferragamo Group, has been finalized under which Inter Parfums, Inc. has been named exclusive worldwide licensee for the production and distribution of Ferragamo brand perfumes. The 10-year license, plus the 5-year optional term, is subject to certain conditions. As per the transaction agreement signed in July of this year, Inter Parfums is operating the Ferragamo fragrance business through a wholly-owned Italian company, based in Florence, with management and coordination of activities related to the license agreement, along with production, conducted in Italy.

Commenting, Jean Madar, Chairman & Chief Executive Officer of Inter Parfums, Inc. stated, “Firstly, we are delighted to welcome the many Salvatore Ferragamo employees who are joining our organization bringing with them decades of brand experience and know-how. From the start, we made a commitment to the Salvatore Ferragamo Group to devote the attention and resources necessary to grow the Ferragamo fragrance business within a selective luxury distribution framework that we have established within our global distribution network. Deriving from our work studying the brand’s potential, we are confident that the expertise we bring to product development, packaging, advertising and marketing will elevate the Ferragamo fragrance profile along with its sales, especially in the brand’s largest markets, notably China and North America.”

Mr. Madar concluded, “Ferragamo will rank among the five largest brands in our portfolio.   With its inclusion, along with the growth of our existing business, we are getting closer to our near-term net sales goal of $1 billion. Moreover, with our newly established foothold in Italy, encompassing all phases of product development, production, as well as sales and marketing, we have reinforced our long-term commitment to Italy.”

ABOUT INTER PARFUMS, INC.

Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Dunhill, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, MCM, Moncler, Montblanc, Oscar de la Renta, S.T. Dupont and Van Cleef & Arpels. Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand. Through its global distribution network, the Company’s products are sold in over 120 countries.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2020 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Devin Sullivan (212) 836-9608/dsullivan@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com